EXHIBIT 10.1

R E S T R I C T E D  S T O C K  A G R E E M E N T

Non-transferable

G R A N T   T O

NAME

(“Grantee”)

by Premiere Global Services, Inc. (the “Company”) of

# OF SHARES

shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Premiere Global Services, Inc. Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless sooner vested in accordance with Section 3 of the Terms and Conditions, the restrictions imposed under Section 2 of the Terms and Conditions will expire as to the following percentages of the Shares awarded hereunder, on the following respective dates; provided that Grantee is then still employed by the Company or any of its Affiliates:

Percentage of Shares	Date of Expiration of Restrictions
10%	VEST DATE
20%	VEST DATE
30% 40%	VEST DATE VEST DATE

IN WITNESS WHEREOF, Premiere Global Services, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

Premiere Global Services, Inc.

By:
Scott Askins Leonard Its: SVP – Legal and General Counsel

Grant Date: GRANT DATE

Accepted by Grantee:

TERMS AND CONDITIONS

1. Grant of Shares. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of Shares indicated on Page 1 hereof.

2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraphs (b) or (c) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 2 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) As to the percentages of the Shares specified on page 1 hereof, on the respective dates specified on page 1 hereof; provided Grantee is then still employed by the Company or an Affiliate;

(b) As to all of the unvested Shares, on the date of termination of Grantee’s employment by reason of death or Disability; or

(c) As to all of the unvested Shares, upon termination of Grantee’s employment (i) by the Company without “Cause” (as such term is defined in the Plan) or (ii) by Grantee with “Good Reason” (as such term is defined below) within twelve (12) months after the occurrence of a “Change in Control” of the Company (as such term is defined in the Plan).

For purposes of this Agreement, “Good Reason” shall mean, without Grantee’s consent, any of the following: (i) a material reduction in Grantee’s base salary; (ii) a material diminution in Grantee’s authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Grantee; or (iii) a material change in the geographic location at which Grantee must perform his or her services. However, no such event described hereunder shall constitute Good Reason unless Grantee has given written notice to the Company specifying the event relied upon for such determination within ninety (90) days after the occurrence of such event and the Company has not remedied such situation within thirty (30) days of receipt of such notice. The Company shall notify Grantee of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any notice of termination delivered by Grantee based on such claimed Good Reason that has been cured shall be deemed withdrawn and shall not be effective to accelerate the vesting of the Shares hereunder. Further, no such event described hereunder shall constitute Good Reason if six (6) months or longer have passed since the occurrence of an uncured event of Good Reason.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Premiere Global Services, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Premiere Global Services, Inc.”

Stock certificates for the Shares without the first above legend shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, as amended, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.

6. Dividend Rights. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting restrictions imposed under Section 2 as the Restricted Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration).

7. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company.

8. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

9. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Premiere Global Services, Inc.

3280 Peachtree Road, N.E.

The Terminus Building, Suite 1000

Atlanta, Georgia 30305

Attn: Director, Stock Plan Management

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.